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                                                                   EXHIBIT 12.01

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)

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
                                           YEAR ENDED MARCH 31,
                             ----------------------------------------------------
                               1994      1995       1996       1997       1998
                             --------  ---------  ---------  ---------  ---------
Loss before Income Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in
   Accounting Principle....  $(94,706) $(111,759) $(122,680) $(119,290) $(168,161)
Add: Fixed Charges,
   Excluding Capitalized
   interest................   187,439    200,927    217,170    249,113    280,670
  Equity in loss of joint
   ventures................    30,054     44,349     46,257     59,169     79,055
  Preferred stock dividends
   of Subsidiary...........        --         --         --         --     12,682
                             --------  ---------  ---------  ---------  ---------
Net Earnings Available for
 Combined Fixed Charges and
 Preferred Stock Dividends.   122,787    133,517    140,747    188,992    204,246
                             --------  ---------  ---------  ---------  ---------
Combined Fixed Charges and
 Preferred stock dividends:
  Interest.................   182,136    195,698    210,691    240,692    271,056
  Capitalized interest.....     1,345      1,736      1,766      1,727      5,985
  Amortization of debt
   issuance costs..........     3,987      3,792      4,917      6,344      7,141
  Interest portion of rent
   expense.................     1,316      1,437      1,562      2,077      2,473
  Preferred stock dividends
   of subsidiary...........        --         --         --         --     12,682
  Preferred stock
   dividends...............        --         --         --         --     18,850
                             --------  ---------  ---------  ---------  ---------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends...........   188,784    202,663    218,936    250,840    318,187
                             --------  ---------  ---------  ---------  ---------
Ratio of Earnings to Com-
 bined Fixed Charges and
 Preferred Stock Dividends.        --         --         --         --         --
Deficiency in Earnings
 Required to Cover Combined
 Fixed Charges and
 Preferred Stock Dividends.  $ 65,997  $  69,146  $  78,189  $  61,848  $ 113,941
                             ========  =========  =========  =========  =========
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